                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             Information to be Included in Statements Filed Pursuant
           to Rules 13d-1(b) (c) and (d) and Amendments thereto Filed
                            Pursuant to Rule 13d-2(b)

                               (Amendment No. 1)*

                                   GENTEK INC.
          ------------------------------------------------------------
                                (Name of issuer)


                     Common Stock, par value $0.01 per share
          ------------------------------------------------------------
                         (Title of class of securities)

                                    37245X104
                     ---------------------------------------
                                 (CUSIP number)


                                November 1, 2001
         --------------------------------------------------------------
            (Dates of Events which Require Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which the Schedule is filed

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

-------------------------                             --------------------------
  CUSIP No.  37245X104                                   Page 2 of 12 Pages
-------------------------                             --------------------------
                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      J O Hambro Capital Management Limited
      No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

      England
 4
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,004,700
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,004,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    1,004,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11    4.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*

12    IA, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
  CUSIP No.  37245X104                                   Page 3 of 12 Pages
-------------------------                             --------------------------
                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      J O Hambro Capital Management Group Limited
      No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,004,700
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    1,004,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    1,004,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11    4.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*

12    HC, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP No. 37245X104                                   Page 4 of 12 Pages
-------------------------                             --------------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      American Opportunity Trust plc
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             120,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          120,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      120,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV,CO
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP No. 37245X104                                   Page 5 of 12 Pages
-------------------------                             --------------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      North Atlantic Smaller Companies Investment Trust plc
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             433,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          433,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      433,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV,CO
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
  CUSIP No.  37245X104                                   Page 6 of 12 Pages
-------------------------                             --------------------------
                                  SCHEDULE 13G
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Christopher Harwood Bernard Mills
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,004,700
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    1,004,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,004,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
 10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
 11
      4.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
  CUSIP No.  37245X104                                  Page 7 of 12 Pages
-------------------------                             --------------------------

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      The Trident North Atlantic Fund
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             117,700
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER

                     8    117,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      117,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               AMENDMENT NO. 1 TO
                            STATEMENT ON SCHEDULE 13G
                            -------------------------

     This Amendment No. 1 to Statement on Schedule 13G (the "Amendment") amends Items 2(a), 4 and 5 of the Statement on Schedule 13G (the "Schedule 13G") filed on February 27, 2001 with the Securities and Exchange Commission (the "SEC") by certain of the Filing Parties (defined below).

Item 1(a).  Name of Issuer:
            --------------

     Gentek Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

     Liberty Lane
     Hampton, New Hampshire 03842


Item 2(a).  Name of Person Filing.
            ---------------------

     This Statement is filed on behalf of the following six parties, who are collectively referred to as the "Filing Parties":

1. J O Hambro Capital Management Group Limited ("J O Hambro Group"), formerly named J O Hambro Capital Management (Holdings) Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. J O Hambro Group functions as the ultimate holding company for J O Hambro Capital Management Limited.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and American Opportunity Trust and as investment adviser to Trident North Atlantic Fund as well as to private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is Ryder Court, 14 Ryder Street, London SW1Y 6QB England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Trident North Atlantic Fund, and as co-investment adviser to NASCIT and American Opportunity Trust.

4. North Atlantic Smaller Companies Investment Trust plc ("NASCIT"), formerly named Consolidated Venture Trust plc, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. NASCIT is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to NASCIT.

5. American Opportunity Trust plc ("American Opportunity Trust"), formerly named Leveraged Opportunity Trust plc, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. American Opportunity Trust is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to American Opportunity Trust.

6. The Trident North Atlantic Fund ("Trident North Atlantic") is an open-ended investment company incorporated in the Cayman Islands with its principal office and business at P.O. Box 309 Ugland House, George Town, Grand Cayman, Cayman Islands. Trident North Atlantic is a publicly-held regulated mutual fund. Christopher Harwood Bernard Mills serves as a director of Trident North Atlantic and J O Hambro Capital Management serves as an investment adviser to Trident North Atlantic.

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------

     The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, Ryder Court, 14 Ryder Street, London SW1Y 6QB England.

Item 2(c).  Citizenship:
            -----------

     England

Item 2(d).  Title of Class of Securities:
            ----------------------------

     Common Stock, par value $0.01 per share.

Item 2(e).  CUSIP Number:
            ------------

     37245X104

Item 3.     If the statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
            -----------------------------------------------------------------
            check whether the person filing is a:
            -------------------------------------

     Not Applicable.

Item 4.  Ownership.
         ---------

     The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties are as follows:

                                                       Number                         Number of
                                                     of Shares:                     Shares: Sole
                                    Aggregate          Sole           Number of       or Shared
                                      Number          Power to     Shares: Shared     Power to         Approximate
         Filing Party               of Shares:         Vote        Power to Vote       Dispose         Percentage*
-------------------------------  ----------------   ------------  ----------------  -------------     -------------
J O Hambro Group                    1,004,700            0          1,004,700         1,004,700           4.9%

J O Hambro Capital Management       1,004,700            0          1,004,700         1,004,700           4.9%

Christopher H.B. Mills              1,004,700            0          1,004,700         1,004,700           4.9%

American Opportunity Trust            120,000            0            120,000           120,000           0.6%

Trident North Atlantic                117,700            0            117,700           117,700           0.6%

NASCIT                                433,000            0            433,000           433,000           2.1%
------------------------------- ------------------- ------------ ----------------- ---------------- ------------------

     * Based on 20,465,950 shares of Common Stock outstanding as of October 31, 2001, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2001.

Item 5.  Ownership of Five Percent or Less of a Class:
         ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         -----------------------------------------------------------------

       As co-investment advisers to American Opportunity Trust, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of January 7, 1993 between American Opportunity Trust and J O Hambro Capital Management.

       As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          --------------------------------------------------------

     Not Applicable.

Item 8.   Identification and Classification of Members of the Group:
          ---------------------------------------------------------

     See Item 2(a).

Item 9.   Notice of Dissolution of Group:
          ------------------------------

     Not Applicable.

Item 10.  Certification:
          -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2002

                                       J O HAMBRO CAPITAL MANAGEMENT LIMITED



                                         By:  /s/ Graham Warner
                                             -----------------------------------
                                         Name:  Graham Warner
                                         Title: Finance Director
                                         Executed on behalf of the parties
                                         hereto pursuant to the Joint Filing
                                         Agreement, as previously filed.